Exhibit 3.1

FORM OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

OPPORTUNITY ACQUISITION CORP.

OPPORTUNITY ACQUISITION CORP., a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

1. The name of the Corporation is “Opportunity Acquisition Corp.”

2. The Corporation was incorporated under the name “JMP Group Acquisition Corp.” by the filing of its original Certificate of Incorporation in the office of the Secretary of State of the State of Delaware on December 21, 2007 (the “Original Certificate”).

3. The Corporation’s name was changed from “JMP Group Acquisition Corp.” to “Opportunity Acquisition Corp.” by the filing of its Certificate of Amendment in the office of the Secretary of the State of Delaware on January 11, 2008 (the “Amended Certificate”).

4. This Amended and Restated Certificate of Incorporation (this “Amended and Restated Certificate”) amends, restates, and integrates the provisions of the Original Certificate of the Corporation, as amended by the Amended Certificate.

5. This Amended and Restated Certificate was duly approved and adopted by the written consent of the board of directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 141(f), 228, 242, and 245 of the General Corporation Law of the State of Delaware.

6. The text of the Original Certificate, as amended by the Amended Certificate, is hereby amended and restated to read in its entirety as follows:

FIRST: The name of the corporation is Opportunity Acquisition Corp. (the “Corporation”).

SECOND: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”); provided however, that, in the event an Initial Business Combination (as defined below) is not consummated prior to the Termination Date (as defined below), then, with no further action required by the Board (as defined below) or the Corporation’s stockholders, the purposes of the Corporation shall automatically on the Termination Date be limited to effecting and implementing the dissolution and liquidation of the Corporation and the taking of any other actions expressly required to be taken pursuant to this Amended and Restated Certificate and the Corporation’s powers shall thereupon be limited to those set forth in Section 278 of the DGCL or as otherwise may be necessary or appropriate to implement the limited purposes of the Corporation as provided herein.

THIRD: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is the The Corporation Trust Company.

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 150,500,000, of which 150,000,000 shares shall be Common Stock with a par value of $0.001 per share (the “Common Stock”) and 500,000 shares shall be Preferred Stock with a par value of $0.001 per share (the “Preferred Stock”).

A. Preferred Stock. Subject to paragraph (J) and (K) of Article SIXTH, the Board of Directors (the “Board”) is expressly granted authority, by resolution or resolutions thereof, to provide out of the unissued shares of Preferred Stock, to effect an Initial Business Combination or otherwise, one or more series of Preferred Stock, and to fix for each such series the number of shares constituting such series, any voting rights, full or limited, and any designations, powers, preferences, and any relative, participating, optional, or other special rights and any qualifications, limitations, and restrictions thereof as shall be applicable to the shares of such series and shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, irrespective of Section 242(b)(2) of the DGCL, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

FIFTH: The Corporation’s existence shall terminate on the Termination Date. This provision may only be amended in connection with, and any such amendment shall only become effective on or after, the consummation of an Initial Business Combination. A proposal to so amend this section to provide for the perpetual existence of the Corporation shall be submitted to the stockholders of the Corporation in connection with any proposed Initial Business Combination pursuant to paragraph (A) of Article SIXTH below.

SIXTH: The following paragraphs (A) through (K) shall apply during the period commencing upon the filing of this Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) and terminating upon the consummation of an Initial Business Combination, and may not be amended during the Target Business Acquisition Period (as defined below) (other than an amendment that become effective on or after the consummation of an Initial Business Combination) without the unanimous consent of the holders of all of the Corporation’s outstanding shares of Common Stock.

The terms “affiliate” and “affiliated” have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended.

“Business Day” shall mean any day except a Saturday, Sunday, or other day on which commercial banks in the City of New York are authorized or required by law, regulation, or executive order to close.

“Existing Holders” means JMP Group Inc., a Delaware corporation (“JMP”), Opp. Funding LLC, a Delaware limited liability company, all directors of the Corporation and all other persons or entities that own any Common Stock, warrants, units or other securities of the Corporation immediately prior to completion of the IPO (as defined below).

“Fair Market Value” means the fair market value of the Target Business or Target Businesses, as applicable, determined by the Board based upon such standards generally accepted by the financial community (which may include, without limitation, actual and potential sales, earnings, cash flows and book value) as the Board shall determine are appropriate for the Target Business or Target Businesses, as applicable, and which may include any debt of the Target Business or Target Businesses, as applicable, that the Corporation assumes, repays or refinances in connection with the Initial Business Combination; provided that, if the Board is not able to determine independently the Fair Market Value of the Target Business or Target Businesses, as the case may be, or if any Target Business is affiliated with any officer or director of the Company, with any Existing Holder or with JMP or any of its affiliates (including any entity that is either a portfolio company of, or has otherwise received a financial investment from, JMP or any of its affiliates), the Board shall obtain an opinion with respect to such Fair Market Value from an unaffiliated, independent investment banking firm that is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”). In addition, if any Target Business is affiliated with any officer or director of the Corporation, with any Existing Holder or with JMP or any of its affiliates (including any entity that is either a portfolio company of, or has otherwise received a financial investment from, JMP or any of its affiliates), the Board will obtain an opinion from an unaffiliated, independent investment banking firm which is a member of FINRA to the effect that the Initial Business Combination is fair to the Corporation’s stockholders from a financial point of view. The Corporation shall not be required to obtain an opinion from an unaffiliated, independent investment banking firm if the Board independently determines that the Fair Market Value of the Target Business or Target Businesses and none of the Corporation’s officers or directors or Existing Holders or JMP or any of its affiliates (including any entity that is either a portfolio company of, or has otherwise received a financial investment from, JMP or any of its affiliates) is affiliated with any of the Target Businesses, as the case may be.

“Initial Business Combination” shall mean the Corporation’s first acquisition of one or more businesses, or a portion of such business or businesses (any such businesses or portions thereof are hereinafter called, individually, a “Target Business” and, collectively, “Target Businesses”), through a merger, capital stock exchange, stock purchase, asset acquisition, or other similar business combination, provided that the Target Business or Target Businesses, as the case may be, have a total Fair Market Value equal to at least 80% of the balance in the Trust

Account (as defined below) at the time of such transaction, excluding Deferred Underwriting Compensation (as defined below) deposited therein and taxes payable, and, in the event such a transaction involves the acquisition of less than 100% of the equity interests of any Target Business, it results in ownership by the Corporation of at least 50.1% of the Voting Securities (as defined below) of such Target Business and, in the case of a Target Business that is a partnership or limited liability company, the acquisition of at least 50.1% of the Voting Securities of all general partners and managing members, as the case may be, of such Target Business. Any acquisition of multiple Target Businesses shall occur substantially simultaneously.

“IPO” shall mean the initial public offering of Units (as defined below) of the Corporation pursuant to an effective registration statement.

“IPO Shares” shall mean the shares of Common Stock included in the Units issued in the IPO, including, without limitation, any Units issued upon exercise of the underwriters’ over-allotment option, whether or not such shares of Common Stock remain part of such Units or are separate from such Units.

“Public Stockholder” means each owner from time to time of an IPO Share (whether such IPO Share is purchased in the IPO as part of Units sold in the IPO or in the secondary market as part of Units originally sold in the IPO or as a share of Common Stock previously included in a Unit originally sold in the IPO), including, to the extent applicable, the Existing Holders.

“Target Business Acquisition Period” shall mean the period from the effectiveness of the registration statement (the “Registration Statement”) filed in connection with the Corporation’s IPO through and including the first to occur of (a) the consummation of an Initial Business Combination or (b) the day immediately prior to the Termination Date.

“Termination Date” shall mean the day immediately following             , 2010 [24 months from the date of the final prospectus].

“Trust Account” shall mean the trust account established by the Corporation at the consummation of the IPO and into which (x) a certain amount of the net proceeds of the IPO, including any amount that is or will become due and payable as deferred underwriting discounts and commissions (the “Deferred Underwriting Compensation”) if the Initial Business Combination is completed pursuant to the terms and conditions of the underwriting agreement (the “Underwriting Agreement”) to be entered into by the Corporation and the underwriters of the IPO (the “IPO Underwriters”), is deposited, as well as (y) the proceeds of the private placement of the Private Placement Warrants (defined below) immediately prior to the consummation of the IPO is deposited.

“Units” means units, each consisting of one share of Common Stock and a warrant to purchase one share (subject to adjustment) of Common Stock, sold by the Corporation in or prior to the IPO, including without limitation, any Units sold to the IPO Underwriters upon exercise of their over-allotment option.

“Voting Securities” means, with respect to any entity, all capital stock and other securities of that entity that are generally entitled (without the occurrence of any event or contingency) (1) if such entity is a corporation, to vote in the election of directors of such corporation or (2) if such entity is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such entity.

A. Prior to the consummation of an Initial Business Combination, the Corporation shall submit any proposed Initial Business Combination to its stockholders for approval regardless of whether such Initial Business Combination is of a type that normally would require stockholder approval under the DGCL. The quorum required to constitute such meetings shall be a majority of the issued and outstanding shares of Common Stock. If the Common Stock is listed on the American Stock Exchange (“AMEX”), the Corporation will mail notice of the meeting at least 23 days prior to the meeting date, unless otherwise required by the AMEX rules. If the Common Stock is not listed on AMEX, the Corporation will provide stockholders at least 10 days prior written notice, measured from the certification date of the mailing, before the date of any stockholders meeting, unless otherwise required by Delaware law. In addition to any other vote of stockholders of the Corporation required under applicable law or listing agreement, the Corporation may consummate the Initial Business Combination only if (i) such Initial Business Combination is approved by the holders of a majority of the IPO Shares voted by the Public Stockholders at a duly held stockholders meeting represented in person or by proxy, (ii) an amendment to this Amended and Restated Certificate to provide for the perpetual existence of the Corporation is approved by the holders of a majority of the outstanding shares of the Common Stock represented in person or by proxy, and (iii) Public Stockholders owning no more than one share less than 30% of the IPO Shares vote against such Initial Business Combination and exercise their conversion rights described in paragraph (C) below. The Corporation shall not seek to consummate an Initial Business Combination in which stockholders owning less than one share less than 30% of the IPO Shares are unable to elect conversion pursuant to the provisions of paragraph (C) below. If the conditions to consummation of an Initial Business Combination set forth in this paragraph (A) are not satisfied, the Corporation may continue to seek other Target Businesses with which to consummate an Initial Business Combination during the Target Business Acquisition Period. Without limitation to the foregoing provisions of this paragraph or any other provision of this Amended and Restated Certificate, (A) no proposed Initial Business Combination with any Target Business that is affiliated with any of the Corporation’s officers or directors, with any Existing Holder or with JMP or any of its affiliates (including any entity that is either a portfolio company of, or has otherwise received a financial investment from, JMP or any of its affiliates) shall be submitted to a vote of the Corporation’s stockholders unless such transaction shall have been approved by a majority vote of the disinterested members of the Board; and no proposed Initial Business Combination shall be submitted to a vote of the Corporation’s stockholders unless the Board shall have determined that such transaction is in the best interest of the stockholders. In addition, if the Corporation seeks to acquire more than one Target Business, or to acquire the assets of several Target Businesses, at the same time as part of the Initial Business Combination, all of the acquisitions shall be contingent on the closings of the other acquisitions and the Corporation’s stockholders shall vote on the proposed acquisitions as a whole, and not individually on each Target Business, subject to compliance with applicable state law.

B. Upon consummation of the IPO, the Corporation shall deliver, or cause to be delivered, for deposit into the Trust Account at least $147,750,000 (or $169,462,500 if the IPO Underwriters’ over-allotment option is exercised in full or, if the IPO Underwriters’ over-

allotment option is exercised in part, the corresponding portion thereof), comprising (i) $143,750,000 of the net proceeds of the IPO, including $5,250,000 in Deferred Underwriting Compensation (or $165,462,500 of the net proceeds, including $6,037,500 in Deferred Underwriting Compensation, if the over-allotment option is exercised in full or, if the over-allotment option is exercised in part, a corresponding portion of such amounts) and (ii) $4,000,000 of the proceeds from the Corporation’s issuance and sale in a private placement of 4,000,000 warrants (the “Private Placement Warrants”) to JMP immediately prior to with the consummation of the IPO.

C. In the event that the Corporation seeks approval of an Initial Business Combination in accordance with paragraph (A) above, each holder of IPO Shares (other than the Existing Holders) may, at its option, upon written request delivered to the Corporation at any time after the mailing to stockholders of the proxy statement for the relevant proposed Initial Business Combination and not later than the Business Day immediately preceding the vote taken with respect to such proposed Initial Business Combination at a meeting held for that purpose, demand that the Corporation convert such stockholder’s IPO Shares into cash, at a per share conversion price (the “Conversion Price”), calculated as of two business days prior to the consummation of such Initial Business Combination, equal to the quotient determined by dividing (i) the amount in the Trust Account, including Deferred Underwriting Compensation, the proceeds from the sale of the Private Placement Warrants and any interest or other income earned on amounts in the Trust Account, net of income taxes payable on such interest or other income, and less amounts distributed to the Corporation to cover its working capital expenses as described in paragraph (G)(ii) below, by (ii) the total number of outstanding IPO Shares. In the event that an Initial Business Combination is consummated by the Corporation in accordance with paragraph (A) above, (x) the Corporation shall promptly convert the IPO Shares held by Public Stockholders that elected to exercise their conversion rights and voted against such Initial Business Combination into cash at the Conversion Price, (y) such Public Stockholders shall be the only stockholders of the Corporation that are entitled to receive distributions from the Trust Account in connection with the consummation of such Initial Business Combination and the Corporation shall pay no distributions with respect to any other shares of capital stock of the Corporation in connection therewith and (z) the Corporation shall promptly pay the Deferred Underwriting Compensation, less any portion of the Deferred Underwriting Compensation applied to make distributions to the Public Stockholders exercising conversion rights pursuant to clause (x) of this sentence, to the IPO Underwriters. Notwithstanding the foregoing, a Public Stockholder, together with any affiliate of his, her, or it or any person with whom he, she, or it is acting in concert or as a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) may not seek or receive conversion rights with respect to more than 10% of the IPO Shares. The Corporation may, at its option, require that, no later than one Business Day immediately preceding the vote on a proposed Initial Business Combination, any Public Stockholder seeking to exercise conversion rights present written instructions to the transfer agent for the Common Stock stating that the stockholder wishes to convert IPO Shares held by such stockholder into a pro rata share of the Trust Account and confirming that the stockholder has held those shares since the record date for the stockholder meeting and will continue to hold them through the stockholder meeting and the closing of the Initial Business Combination; and the Corporation also may require Public Stockholders who wish to exercise conversion rights to tender the certificates evidencing their IPO Shares to the transfer agent for the Common Stock or to deliver their IPO Shares to the transfer agent electronically through The Depository Trust Company (or any successor thereto) no later that the Business Day immediately preceding the vote on the Initial Business Combination. The proxy soliciting materials that the Corporation will furnish to stockholders in connection with the vote on any Initial Business Combination will indicate whether the Corporation is requiring stockholders to satisfy such certification and delivery requirements. Any request for conversion, once made, may be withdrawn by the applicable Public Stockholders at any time on or prior to the Business Day immediately preceding the applicable stockholder meeting. If a stockholder delivers IPO Shares for conversion, whether by physical delivery or electronically, and subsequently withdraws the request before conversion or if the proposed Initial Business Combination is not consummated, the Corporation will cause such IPO Shares to be returned to such stockholder. The Existing Holders shall not be entitled to exercise conversion rights.

D. In the event that the Corporation does not consummate an Initial Business Combination prior to the Termination Date, the officers of the Corporation shall take all such action necessary to dissolve and liquidate the Corporation as soon as reasonably practicable and the Corporation shall distribute to the Public Stockholders on a pro rata basis the amount in the Trust Account, including any interest or other income earned thereon, net of income taxes payable on such interest income, and less amounts distributed to the Corporation to cover its working capital expenses as described in paragraph (G)(ii) below, and any other assets available for distribution to holders of Common Stock, in each case except for amounts paid or reserved for payment to creditors or in respect of the Corporation’s liabilities in accordance with applicable law as soon as reasonably practicable. In the event the Corporation is so dissolved and liquidated, only holders of IPO Shares shall be entitled to receive pro rata liquidating distributions and the Corporation shall pay no liquidating distributions with respect to any other shares of capital stock of the Corporation.

E. A holder of IPO Shares shall be entitled to receive distributions from the Trust Account only in the event (i) such holder of IPO Shares demands conversion of its shares under the circumstances described in and in accordance with paragraph (C) above, or (ii) the Corporation has not consummated an Initial Business Combination prior to the Termination Date as described in paragraph (D) above. Except as may be required under applicable law, in no other circumstances shall a holder of shares of capital stock of the Corporation, including IPO Shares, have any right or interest of any kind in or to the Trust Account.

F. Unless and until the Corporation has consummated an Initial Business Combination as permitted under this Article SIXTH, the Corporation may not consummate any other business combination, whether by merger, capital stock exchange, stock purchase, asset acquisition or other similar transaction, or otherwise.

G. The Corporation shall not, and no employee of the Corporation shall, disburse or cause to be disbursed any of the proceeds held in the Trust Account except (i) for the payment of the Corporation’s income tax liability associated with the interest and other income earned on the proceeds held in the Trust Account, (ii) for the release of interest or other income (net of taxes payable) earned on the proceeds held in the Trust Account of up to $2,000,000 (subject to proportional increase if the IPO Underwriters’ over-allotment option is exercised in full or in part) to the Corporation to fund the Corporation’s working capital requirements

(including, if applicable, costs and expenses of its dissolution and liquidation), (iii) in connection with an Initial Business Combination or thereafter, including to pay all or any portion of the purchase price for any Target Business, the payment of any Deferred Underwriting Compensation in accordance with the terms of the Underwriting Agreement, and payments made to eligible Public Stockholders exercising conversion rights as described in paragraph (C) above, and (iv) for distributions to Public Stockholders in the event of the Corporation’s liquidation as described in paragraph (D) above.

H. The Corporation shall not make any payments to its Existing Holders, officers or directors, and their or the Corporation’s affiliates, unless such payment shall have been reviewed and approved by the Audit Committee or is otherwise permitted by this paragraph (H). The Corporation shall not make any payments to a member of the Audit Committee unless such payment shall have been reviewed and approved by the Board, with any member of the Board that has a financial interest in such payment abstaining from such review and approval. In no event will the Corporation pay any of its Existing Holders, officers or directors, or any of their or the Corporation’s affiliates, any finder’s fee or other compensation for services rendered prior to or in connection with the consummation of an Initial Business Combination; provided that the Corporation’s executive officers and directors and employees of JMP and its subsidiaries shall be entitled to reimbursement from the Corporation for their out-of-pocket expenses incurred in connection with their activities on behalf of the Corporation (including identifying, investigating, structuring, negotiating, and consummating an Initial Business Combination), from the amounts not held in the Trust Account and any interest or other income which may be released to the Corporation from the Trust Account pursuant to paragraph (G)(ii) above. Notwithstanding anything to the contrary set forth in this paragraph (H), payments of an aggregate of $10,000 per month for office space and administrative services to JMP and repayments of advances of up to $200,000, plus interest thereon, made to the Corporation by JMP to cover IPO related and organizational expenses shall not be subject to the provisions of this paragraph (H); provided that the foregoing amounts shall be payable solely from monies not held in the Trust Account and any interest or other income that may be released to the Corporation from the Trust Account pursuant to paragraph G(ii) above.

I. The members of the Audit Committee shall review the requirements of this Article SIXTH and other provisions of this Amended and Restated Certificate that it deems appropriate at each quarterly meeting of the Audit Committee to determine compliance by the Corporation with the requirements thereof. In addition, the members of the Corporation’s Audit Committee shall review the terms of all agreements (the “IPO Agreements”) between the Corporation and any of its officers or directors or Existing Holders or any of their affiliates included as exhibits to the Registration Statement filed by the Corporation with the Securities and Exchange Commission to register the IPO Shares at each quarterly meeting of the Audit Committee to determine whether the parties to each IPO Agreement are in compliance. If any noncompliance is identified, then the Audit Committee shall immediately take all action necessary to rectify such noncompliance or otherwise cause compliance with the requirements of this Article SIXTH, any other provisions of this Amended and Restated Certificate or the terms and provisions of each IPO Agreement.

J. Except for the securities issued in the IPO, the Corporation may not in any event issue any Common Stock, Preferred Stock, Units, or other units or any options, warrants or other securities exercisable or exchangeable for, or convertible into, Common Stock, Preferred Stock, Units, or other units prior to an Initial Business Combination that participate in or are otherwise entitled in any manner to any of the proceeds in the Trust Account or that vote in any manner on an Initial Business Combination.

K. Until consummation of the Initial Business Combination, the Corporation will not, (i) directly or indirectly, issue, sell, offer, contract or grant any option to sell, pledge, transfer, hedge or establish or increase an open “put equivalent position” or liquidate or decrease a “call equivalent position” within the meaning of Rule 16a-1 under the 1934 Act, or otherwise dispose of or transfer (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition or transfer of), or announce the offering of, or file any registration statement under the Securities Act of 1933, as amended (the “1933 Act”), in respect of, any Units or other units, shares of Common Stock or Preferred Stock, options or warrants to acquire shares of the Common Stock or Preferred Stock or Units or other units, or securities convertible into or exchangeable or exercisable for shares of Common Stock or Preferred Stock or Units or other units, or announce any intention to do any of the foregoing or (ii) issue any debt securities, or incur any indebtedness, unless (A) such indebtedness or debt securities are not repayable and no interest or other amount is payable with respect thereto until and unless the Corporation consummates the Initial Business Combination, and (B) each lender or holder, as the case may be, waives any and all right, title, interest and claims of any kind they may have in or to any monies in the Trust Account for the benefit of the Public Stockholders; provided that the foregoing restrictions shall not apply (i) to any securities issued or debt incurred pursuant to, or in connection with, the Initial Business Combination, (ii) to the Units (including the shares of Common Stock and warrants included therein and the shares of Common Stock issuable upon exercise of those warrants) sold in the IPO (including, without limitation, any Units sold upon exercise of the IPO Underwriters’ over-allotment option), (iii) to the Private Placement Warrants (including the shares of Common Stock issuable upon exercise of those warrants) or (iv) to any registration statement filed under the 1933 Act in connection with the IPO or to register the warrants included in the Units offered in the IPO and the shares of Common Stock issuable upon exercise thereof or any registration statement under the 1933 Act that the Corporation is required to file pursuant to the registration rights agreement to be entered into by the Corporation with the Existing Holders in connection with the IPO. In addition, if (x) during the last 17 days of the lock-up period the Corporation issues an earnings release or material news or a material event relating to the Corporation occurs, or (y) prior to the expiration of the lock-up period, the Corporation announces that it will release earnings results or becomes aware that material news or a material event relating to the Corporation will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions imposed by this paragraph shall continue to apply until the expiration of the 18-day period beginning on the date of the issuance of the earnings release or the occurrence of the material news or material event. The Corporation will provide each person or entity subject (at the time of consummation of the IPO) to a lock-up pursuant to a letter agreement with the Corporation, or otherwise, with prior notice of any announcement or other circumstance that gives rise to an extension of the applicable lock-up period. Notwithstanding the foregoing, the provisions of this paragraph (K) do not prohibit a loan in the principal amount of $200,000 made by JMP to the Corporation and evidenced by a Promissory Note for the amount of $200,000 executed in favor of JMP on January 11, 2008.

SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation, and regulation of the powers of the Corporation and of its directors and stockholders:

A. Election of directors need not be by ballot unless the bylaws of the Corporation so provide.

B. The Board shall have the power and is expressly authorized, without the assent or vote of the stockholders, to make, alter, amend, change, add to, or repeal the bylaws of the Corporation, subject to the power of stockholders to alter or repeal any bylaw whether adopted by them or otherwise.

C. The Board in its discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the capital stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) (“Majority Vote”), unless a higher vote is required by applicable law, shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D. Subsequent to the consummation of the IPO, except as may otherwise be provided in a Preferred Stock Designation, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

E. In addition to the powers and authorities hereinbefore or by law expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the laws of Delaware, of this Amended and Restated Certificate, and to any bylaws; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

F. Upon consummation of the IPO, the Board shall be divided into three classes: Class I, Class II, and Class III. The number of directors in each class shall be as nearly equal as possible. The Board is authorized to assign members of the Board to such classes to be effective at the time the Board classification becomes effective. The directors in Class I shall be elected for a term expiring at the first annual meeting of stockholders following consummation of the IPO, the directors in Class II shall be elected for a term expiring at the second annual meeting of stockholders following consummation of the IPO, and the directors in Class III shall be elected for a term expiring at the third annual meeting of stockholders following consummation of the IPO. Commencing at the first annual meeting of stockholders following the consummation of the IPO, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the DGCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships, and any vacancies in the Board, including vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation, or removal shall have created such vacancy. Notwithstanding the foregoing provisions of this paragraph (F), directors, if any, elected by the holders of any outstanding series of Preferred Stock pursuant to a Preferred Stock Designation shall not be subject to the classification provisions or provisions for filling vacancies on the Board provided in this paragraph (F) unless expressly specified in the applicable Preferred Stock Designation.

EIGHTH: The following paragraphs shall apply with respect to liability and indemnification of the Corporation’s officers and directors and certain other persons:

A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph (A) shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

NINTH: The Corporation hereby acknowledges and agrees that, notwithstanding any other provision of this Amended and Restated Certificate (except for provisions of this Amended and Restated Certificate that expressly limit or prohibit, or place conditions on, transactions or other dealings between the Corporation and any Unlimited Party (as defined below)):

A. Nothing herein shall in any way limit or be construed as limiting the ability of JMP, any member of the Board, or any officer of the Corporation who is affiliated with

JMP or any of their respective affiliates (each, an “Unlimited Party”) to, and such Unlimited Parties may, in the past, present, or future, carry out and engage in any and all activities associated with any business, including, without limitation, providing advice on mergers, acquisitions, and restructurings, managing merchant banking funds and making principal investments (including investments in the Unlimited Parties or in other entities, including, without limitation, direct competitors of the Corporation), trading, brokerage, agency, financing, derivatives, foreign exchange, and asset management activities, and for the avoidance of doubt and without limiting the generality of the foregoing, the Unlimited Parties may: (i) purchase and hold long or short positions, otherwise make investments, trade or otherwise effect transactions, for their own account or the account of their clients, in debt or equity securities or loans of any entities that could be suitable Target Businesses or that may directly or indirectly compete with any or all of the business of the Corporation (the “Other Companies”); and (ii) provide financial advice to the Other Companies.

B. The Unlimited Parties may have information that may be of interest or value to the Corporation (the “Information”) regarding various matters, including, without limitation, (i) each Unlimited Party’s plans, services, and strategies, (ii) current and future investments each Unlimited Party has made, may make, may consider, or may become aware of with respect to other companies and other products, services, and technology, including without limitation, any Other Companies, and (iii) developments with respect to the technologies, products and services, and plans and strategies relating thereto, including, without, limitation, any Other Companies. The Corporation agrees that the Unlimited Parties shall have no duty to disclose any Information to the Corporation or to permit the Corporation to participate in any investments or transactions based on any Information, or to otherwise take advantage of any opportunity that may be of interest to the Corporation if it were aware of such Information.

C. Without limiting the foregoing, to the fullest extent permitted by applicable law, the doctrine of corporate opportunity shall not apply with respect to the Unlimited Parties, and (A) the Unlimited Parties shall have no obligation to refrain from (i) engaging in any business opportunity, transaction, or other matter that involves any potential Target Business or that involves developing, marketing, or using any products or services that compete, directly or indirectly, with those of the Corporation (whether presently existing or arising in the future) (an “Other Business”), (ii) investing or owning any interest publicly or privately in, entering into any venture, agreement, or arrangement with, or developing a business relationship or strategic relationship with, any entity engaged in any Other Business, (iii) doing business with any client or customer of the Corporation, or (iv) employing or otherwise engaging a former officer or employee of the Corporation; (B) neither the Corporation nor any Unlimited Party shall have any right in or to, or any right to be offered any opportunity to participate or invest in, any Other Business engaged or to be engaged in by any Unlimited ; and (C) no Unlimited Party shall have any duty to communicate or offer to the Corporation any opportunity to participate or invest in, or share in any income or profits derived from, any Other Business engaged or to be engaged in by such Unlimited Party.

D. The Corporation expressly authorizes and consents to the involvement of each Unlimited Party in any Other Business and expressly waives, to the fullest extent permitted by applicable law, any right to assert any claim that any such involvement breaches any duty owed to the Corporation or to any stockholder of the Corporation or to assert that such involvement constitutes a conflict of interest by such Unlimited Party with respect to the Corporation or any of its subsidiaries or any stockholder; and nothing contained herein shall limit, prohibit, or restrict any director serving on the Board from serving on the board of directors or other governing body or committee of any Other Companies.

E. Any person purchasing or otherwise acquiring any interest in shares of the capital stock of the Corporation shall be deemed to have consented to the provisions of this Article NINTH.

TENTH: Subject to the provisions set forth in Articles FIFTH and SIXTH, the Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Amended and Restated Certificate in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors, officers, and any other persons are subject to this reserved power.

ELEVENTH: The Corporation is subject to the provisions of Section 203 of the DGCL.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be duly executed and acknowledged by the undersigned as of this the              day of             , 2008.

OPPORTUNITY ACQUISITION CORP.

By:
	Name:	Joseph A. Jolson
	Title:	Chairman and Chief Executive Officer

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